    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 27, 1999
                                                           REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                              DIGITAL RIVER, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                        7375                    41-1901640
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

                         9625 W. 76TH STREET, SUITE 150
                             EDEN PRAIRIE, MN 55344
                                 (612) 253-1234

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JOEL A. RONNING
                            CHIEF EXECUTIVE OFFICER
                              DIGITAL RIVER, INC.
                         9625 W. 76TH STREET, SUITE 150
                             EDEN PRAIRIE, MN 55344
                                 (612) 253-1234

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

                           MICHAEL J. SULLIVAN, ESQ.
                           VIRGINIA C. EDWARDS, ESQ.
                               COOLEY GODWARD LLP
                         One Maritime Plaza, 20th Floor
                            San Francisco, CA 94111
                                 (415) 693-2000
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                      PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                   AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
TITLE OF CLASS OF SECURITIES TO BE REGISTERED       REGISTERED            SHARE(1)             PRICE(1)         REGISTRATION FEE
Common Stock, par value $0.01 per share               395,992              $20.72             $8,204,954             $2,281

(1) Estimated solely for the purpose of calculating the registration fee based on the average of the high and low sales prices of the common stock on the Nasdaq National Market on October 21, 1999.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION
                               (OCTOBER 27, 1999)

                              DIGITAL RIVER, INC.

                                 395,992 SHARES

                                  COMMON STOCK


THE SELLING STOCKHOLDERS:             The selling stockholders identified in this prospectus are selling 395,992 shares of our common stock. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

OFFERING PRICE:                       The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how they may sell their shares in the section titled "Plan of Distribution" on page 4.

TRADING MARKET:                       Our common stock is listed on the Nasdaq National Market under the symbol "DRIV." On October 26, 1999, the closing sale price of our common stock, as reported on the Nasdaq National Market, was
                                      $23.375.

RISKS:                                Investing in our common stock involves a high degree of risk. See
                                      "Risk Factors" beginning on page   .

    The shares offered or sold under this prospectus have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

               THE DATE OF THIS PROSPECTUS IS             , 1999

    Digital River is our registered trademark and a registration application is pending for CommerceBridge All other trademarks or service marks appearing in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY OF OUR BUSINESS. YOU SHOULD CAREFULLY READ THE SECTION ENTITLED "RISK FACTORS" IN THIS PROSPECTUS AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 FOR MORE INFORMATION ON OUR BUSINESS AND THE RISKS INVOLVED IN INVESTING IN OUR STOCK.

    IN ADDITION TO THE HISTORICAL INFORMATION CONTAINED IN THIS PROSPECTUS, THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE EXCHANGE ACT OF 1934. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF WORDS SUCH AS "EXPECTS," "ANTICIPATES," "INTENDS," "PLANS" AND SIMILAR EXPRESSIONS. THE OUTCOME OF THE EVENTS DESCRIBED IN THESE FORWARD-LOOKING STATEMENTS IS SUBJECT TO RISKS AND ACTUAL RESULTS COULD DIFFER MATERIALLY. THE SECTIONS ENTITLED "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS, AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" IN OUR ANNUAL REPORT CONTAIN A DISCUSSION OF SOME OF THE FACTORS THAT COULD CONTRIBUTE TO THOSE DIFFERENCES.

                                 DIGITAL RIVER

    We are a leading provider of comprehensive electronic commerce outsourcing solutions to software publishers and online retailers. We have developed a technology platform that allows us to provide a suite of electronic commerce services to our software publisher and online retailer clients, including electronic software delivery, or ESD. We also provide data mining and merchandising services to assist clients in increasing Internet traffic and sales through their Web stores. We have no branded Web store that would compete with our clients. Instead, we provide an outsourcing solution that allows clients to promote their own brands while leveraging our investment in infrastructure and technology.

    As of September 30, 1999, we maintained a database of more than 100,000 software products from our various software publisher clients, including more than 30,000 software titles and more than 70,000 digital images, such as photography, clip art and type fonts. Through September 30, 1999, we had completed transactions for more than 2.0 million unique end-users including users from our recent acquisitions.

    Our proprietary commerce network server, or CNS technology provides the platform for our solutions. The CNS incorporates custom software applications that enable ESD, Web store authoring, fraud prevention, export control, merchandising programs and online registration. The CNS also features our database of more than 100,000 software products. Using our CNS platform, we create Web stores for our clients that replicate the look and feel of each client's Web site. End-users enter the client Web site and are then seamlessly transferred to our system. End-users can then browse for products and make purchases online. Once purchases are made, we deliver the purchased software products directly to the end-user, primarily through ESD. We also provide transaction processing services, and collect and maintain critical information about end-users. Our clients can use this information to facilitate add-on or upgrade sales and for other direct marketing purposes. We actively manage direct marketing campaigns for our clients, and deliver purchase information and Web store traffic statistics to our clients on a regular basis.

    We believe that the market for online software sales will continue to grow rapidly. International Data Corporation estimates that the worldwide market for ESD will increase from approximately $200 million in 1997 to approximately $5.9 billion by 2001, a 133% compound annual growth rate. The Internet is well-suited for most software distribution because software products can be purchased and delivered quickly, conveniently and cost-effectively to an end-user's home or office computer through ESD. However, software applications exceeding 10 megabytes can be impractical to download at slower modem speeds. We believe that as Internet bandwidth increases, ESD will become increasingly attractive even for large software. Accordingly, we believe that ESD will represent an increasing share of online software sales and will become increasingly critical to online retailers' success. Unlike established physical distribution channels for shrink-wrapped software, until recently there has been no established, comprehensive electronic distribution source for online retailers. We believe that the distribution of software products through ESD is complex and requires up-front and ongoing investments in secure, reliable and scaleable systems. Accordingly, we believe that a substantial market opportunity exists for a comprehensive, cost-effective, outsourced electronic commerce solution that provides software publishers and online retailers with access to a critical mass of software products and a robust distribution and transaction network.

    To extend our e-commerce outsourcing capabilities, in the second quarter of 1999, we began offering CommerceBridge, a Web-enabled commerce management service for all types of businesses. Using our infrastructure for Web store hosting, order and transaction processing and data center management, CommerceBridge acts as a "hub" that custom manages and processes inbound customer orders for clients using this service. CommerceBridge then communicates these orders to the appropriate client, who is responsible for actually filling the orders. This service provides companies with the ability to outsource their entire Web commerce process rather than investing financial and management resources in developing their own internal e-commerce systems.

    Digital River was incorporated in Minnesota in February 1994 and reincorporated into Delaware in December 1997. References in the prospectus to "Digital River," "we," "our," "us" and the "Company" refer to Digital
River, Inc., a Delaware corporation and its subsidiaries. Our executive offices are located at 9625 West 76th Street, Suite 150, Eden Prairie, Minnesota 55344. Our telephone number is (612) 253-1234. Information contained on our Web site does not constitute part of this prospectus.

                              RECENT DEVELOPMENTS

    On October 7, 1999, pursuant to an Asset Purchase Agreement dated
October 7, 1999 by and among Digital River, Walnut Creek CDROM, Inc., a California corporation, and Robert Bruce, the sole shareholder of Walnut Creek, we purchased those assets of Walnut Creek related to its business of providing Internet downloads of its Windows and DOS-based software library, including the simtel.net archives. In exchange for these assets, we made a cash payment to Walnut Creek of $1.0 million and issued to Walnut Creek 143,885 shares of our common stock.

                                  RISK FACTORS

    Investing in our common stock is involves a high degree of risk. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, in addition to the other information in this prospectus, before investing in our stock.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, WE ARE ENCOUNTERING NUMEROUS RISKS THAT WE MAY FAIL TO SUCCESSFULLY ADDRESS

    We have a limited operating history. We were incorporated in February 1994 and were considered a development stage company through August 1996. We conducted our first online sale through a client's Web store in August 1996, and we are still in the early stages of development. Our business and prospects must be considered in light of the risks encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as electronic commerce. Some of these risks relate to our ability to:

    - maintain or develop relationships with software and shareware publishers and online retailers;

    - execute our business and marketing strategy;

    - continue to develop and upgrade our technology and transaction-processing systems;

    - provide superior customer service and order fulfillment;

    - respond to competitive developments; and

    - retain and motivate qualified personnel.

    We may not be successful in addressing these risks, and if we are not successful, our business will suffer. Our current and future expense levels are based largely on our planned operations and our estimates of future sales. It is difficult, however, for us to accurately forecast future sales, because our business is still new and our market is still developing. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, any significant shortfall in sales would immediately harm our business. As a result of our rapidly evolving business and our limited operating history, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and investors should not rely upon our historical results as an indication of future performance.

WE HAVE A HISTORY OF LOSSES AND WE EXPECT OUR LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE

    We have incurred significant losses since we were formed. As of June 30, 1999, we had an accumulated deficit of approximately $30.1 million. We intend to continue to expend significant financial and management resources on the development of additional services, sales and marketing, improved technology and expanded operations. For example, we invested over $10 million to improve our technology infrastructure so that we can offer our clients comprehensive e-commerce outsourcing solutions. As a result of these expenditures, we expect operating losses and negative cash flows to continue for the foreseeable future. In addition, we anticipate our operating losses to increase significantly from current levels. Our sales may not increase or even continue at their current level, and we may not be profitable or generate cash from operations in future periods.

OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY

    Our quarterly and annual operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside our control. Some of these factors include:

    - our ability to attract and retain software and shareware publishers and online retailers as clients;

    - our ability to attract and retain CommerceBridge clients;

    - the introduction of new Web sites, Web stores, services or products by us or by others;

    - price competition and margin erosion;

    - the rate at which the online market for the purchase of software and shareware products continues to emerge;

    - our ability to continue to upgrade and develop our systems and infrastructure to meet emerging market needs and remain competitive in our service offerings;

    - termination of any account that represents a significant portion of our sales;

    - technical difficulties or system downtime;

    - our ability to attract new personnel as needed as our business grows;

    - our ability to increase the proportion of sales from online retailers, which sales generally carry higher gross margins;

    - the failure of Internet bandwidth to increase over time or any increase in the cost of Internet bandwidth; and

    - U.S. and foreign regulations relating to our business.

    We also may offer favorable economic terms to certain software and shareware publishers and online retailers in order to attract or retain their business, which would reduce our gross margins. In addition, we may experience a decline in sales in the month of December due to a potential reduction in the number of hours business end-users spend online over the holidays. Due to these factors, our annual or quarterly operating results may not meet the expectations of securities analysts and investors. If this happens, the trading price of the common stock would likely significantly decline.

A LOSS OF ANY CLIENT THAT ACCOUNTS FOR A LARGE PORTION OF OUR SALES COULD CAUSE OUR REVENUES TO DECLINE

    Sales initiated through the Web stores of three software publisher clients collectively accounted for approximately 25% of our sales in 1998 and 20% of our sales for the six months ended June 30, 1999. Contracts with these clients are generally short term in nature. If any one of these contracts is not renewed or otherwise ends, our revenues could decline and our business could be harmed.

OUR SALES CYCLE IS LENGTHY

    We market our services directly to software and shareware publishers and online retailers. These relationships are typically complex and take time to finalize. Due to operating procedures in many large organizations, a significant amount of time may pass between selection of our products and services by key decision makers and the signing of a contract. As a result, the period between the initial sales call and this signing of a contract with a software and shareware publisher or online retailer with significant sales potential typically ranges from six to twelve months, and can be longer. Therefore, the timing of sales from these software publisher, shareware publisher and online retailer clients is difficult to predict. Delays in signing contracts with significant software and shareware publisher or online retailer clients could harm our business.

THERE ARE A NUMBER OF RISKS ASSOCIATED WITH ELECTRONIC SOFTWARE DELIVERY, OR ESD, INCLUDING THE MARKET'S POTENTIAL FAILURE TO ACCEPT ESD

    Our success will depend in large part on growth in end-user acceptance of ESD as a method of distributing software products. ESD is a relatively new method of distributing software products and the growth and market acceptance of ESD is highly uncertain and subject to a number of risks. Factors that will influence market acceptance of ESD include:

    - the availability of sufficient bandwidth to enable purchasers to rapidly download software products;

    - the cost of time-based Internet access;

    - the number of software products that are available for purchase through ESD as compared to those available through physical delivery; and

    - the level of end-user comfort with the process of downloading software via the Internet, including the ease of use and lack of concern about transaction security.

    If ESD does not achieve widespread market acceptance, our business will be harmed. Even if ESD achieves widespread acceptance, we cannot be certain that we will overcome the substantial existing and future technical challenges associated with electronically delivering software reliably and consistently on a long-term basis. Our failure to do so would harm our business.

WE ARE DEPENDENT ON THE CONTINUED GROWTH OF ELECTRONIC COMMERCE AND DEVELOPMENT OF THE INTERNET INFRASTRUCTURE

    Sales of software products using the Internet do not currently represent a significant portion of overall software sales. We depend on the growing use and acceptance of the Internet as an effective medium of commerce by end-users. Rapid growth in the use of and interest in the Internet and other online services is a recent development. No one can be certain that acceptance and use of the Internet and other online services will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and other online services as a medium of commerce. We rely on purchasers of software who have historically used traditional means of commerce to purchase software products. If we are to be successful, these software purchasers must accept and use the Internet as a means of purchasing software and exchanging information and we cannot predict the rate at which purchasers will do so.

    The Internet may fail as a commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. If the number of Internet users or their use of Internet resources continues to grow, it may overwhelm the existing Internet infrastructure. Delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or increased governmental regulation could also have a similar effect. In addition, growth in Internet usage which is not matched by comparable growth in the infrastructure supporting Internet usage could result in slower response times or impair usage of the Internet.

WE ARE DEPENDENT ON SOFTWARE AND SHAREWARE PUBLISHERS

    We are entirely dependent upon the software and shareware publishers that supply us with software and shareware, and the availability of this software and shareware is unpredictable. Our contracts with our software and shareware publisher clients are generally one year in duration, with an automatic renewal provision for additional one-year periods, unless we are provided with a written notice at least 90 days before the end of the contract. As is common in our industry, we have no long-term or exclusive contracts or arrangements with any software and shareware publishers that guarantee the availability of software and shareware products. We cannot be certain that the software and shareware publishers that currently supply software and shareware to us will continue to do so or that we will be able to establish new relationships with software and shareware publishers. If we cannot develop and maintain satisfactory relationships with software and shareware publishers on acceptable commercial terms, if we are unable to obtain sufficient quantities of software and shareware, if the quality of service provided by such software and shareware publishers falls below a satisfactory standard or if software and shareware returned to us exceeds our clients' expectations, our business could be harmed.

WE ARE DEPENDENT ON ONLINE RETAILERS

    Our strategy is dependent upon increasing our sales of software products through online retailers. We have historically generated substantially all of our sales from the sale of software to end-users that were initiated through the Web stores of our software publisher clients. In 1998 and the six months ended June 30, 1999, less than 8% of our sales were generated through the Web stores of our online retailer clients. We do not know if we will be successful in establishing relationships with additional online retailers or if our current relationships will continue. If we are unable to expand our relationships with online retailers, we will likely be unable to continue to grow our business and establish meaningful market share.

WE MAY BE UNABLE TO SUCCESSFULLY IMPLEMENT OUR DEVELOPMENT AND ACQUISITION STRATEGY

    To extend our e-commerce outsourcing capabilities, we have developed, and intend to continue developing, our CommerceBridge services. We have also acquired, and intend to continue acquiring, companies that provide outsourcing services to shareware publishers. These business initiatives require a significant expenditure of management time and sales, marketing and product development funds. These expenditures may disrupt our ongoing business, distract management and make it difficult to maintain standards, controls and procedures. If we make acquisitions outside of our core business, assimilating the acquired technology, services or products into our operations could be difficult. If we are unable to successfully implement our new business initiatives, we will not generate a profitable return on our investment and we will be unable to gain meaningful market share. If a significant number of clients of the acquired companies cease doing business with us, our business will suffer.

SYSTEM FAILURES COULD REDUCE THE ATTRACTIVENESS OF OUR PRODUCT AND SERVICE OFFERINGS

    We provide commerce, marketing and delivery services to software and shareware publishers, online retailers and end-users through our CNS transaction-processing and client management systems. These systems also maintain an electronic inventory of products and gather consumer marketing information. The satisfactory performance, reliability and availability of the CNS and the underlying network infrastructure are critical to our operations, our level of customer service, and our reputation and ability to attract and retain clients. Our systems and operations are vulnerable to damage or interruption from:

    - fire, flood and other natural disasters; and

    - power loss, telecommunications failure, break-ins and similar events.

    We presently have no offsite back-up facilities and do not carry sufficient business interruption insurance to fully compensate us for losses that may occur. Despite the use of network security devices, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill end-user orders. Any systems interruption that impairs our ability to accept and fill customer orders reduces the attractiveness of our product and service offerings to software and shareware publishers, online retailers and end-users, which could harm our business.

FAILURE TO DEVELOP OUR TECHNOLOGY TO ACCOMMODATE INCREASED CNS TRAFFIC COULD REDUCE DEMAND FOR OUR SERVICES

    We have experienced periodic interruptions, affecting all or a portion of our systems, which we believe will continue to occur from time to time. We periodically enhance and expand our technology and transaction-processing systems, and network infrastructure and other technologies to accommodate increases in the volume of traffic on the CNS. We may not be successful in our efforts to improve and increase the capacity of our network infrastructure. We may not be able to anticipate increases, if any, in the use of the CNS or to expand and upgrade its systems and infrastructure to accommodate such increases. Our inability to add software and hardware or to develop and upgrade existing technology, transaction-processing systems or network infrastructure to handle increased traffic on the CNS may cause unanticipated system disruptions, slower response times and poor customer service, including problems filling customer orders, any of which could harm our business. In addition, additional network capacity may not be available from third-party suppliers when we need it. Our network and our suppliers' networks may be unable to maintain an acceptable data transmission capability, especially if demands on the CNS increase. Our failure to maintain an acceptable data transmission capability could significantly reduce demand for our services, which would impair our business.

SECURITY BREACHES COULD HINDER OUR ABILITY TO SECURELY TRANSMIT CONFIDENTIAL INFORMATION

    A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary for secure transmission of confidential information, such as customer credit card numbers. A party who is able to circumvent our security measures could misappropriate proprietary information or interrupt our operations. Any such compromise or elimination of our security could harm our business.

    We may be required to expend significant capital and other resources to protect against such security breaches or to address problems caused by such breaches. Concerns over the security of the Internet and other online transactions and the privacy of users may also inhibit the growth of the Internet and other online services generally, and the Web in particular, especially as a means of conducting commercial transactions. To the extent that activities of the Company or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches and failure to prevent such security breaches could cause our business to suffer.

CURRENT AND POTENTIAL COMPETITORS COULD REDUCE OUR OPERATING MARGINS AND MARKET SHARE

    The electronic commerce market is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future, particularly in the area of electronic sale and distribution of software products. We currently compete directly with other providers of electronic commerce solutions, including CyberSource Corporation, NetSales Inc., Preview Systems, Inc., ReleaseNow.com Corporation and ShopNow.com, Inc. We compete indirectly with software companies that offer tools and services for electronic commerce, including companies that provide a broad range of Internet and server solutions such as Microsoft Corporation and Netscape Communications Corporation. We also compete indirectly with a large number of companies that provide tools and services enabling one or more of the transaction processing functions of electronic commerce, such as transaction control, data security, customer interaction and database marketing. Our CommerceBridge service competes with the in-house development efforts of companies engaged in e-commerce, as well as e-commerce software and service providers such as Broadvision Inc., Intershop Communications, Inc., InterWorld Corporation and Open Market Inc. In the area of electronic sale and distribution of shareware products, we compete directly with Wintronix, Inc. (doing business as RegNet) and Kagi.

    In addition, we compete with companies that use their own systems to sell and distribute software products via the Internet, including Amazon.com, Inc., beyond.com Corporation, Ingram Micro Inc. and Tech Data Corporation. We also compete with companies such as AltaVista (a division of Compaq Computer Corporation), America Online, Inc., Excite@Home, Infoseek Corporation, Lycos, Inc. and Yahoo! Inc., which specialize in electronic commerce or derive a substantial portion of their revenues from electronic commerce and may themselves offer, or provide means for others to offer, software products.

    We believe that the principal competitive factors in our market include:

    - breadth of service and product offerings;

    - software and shareware publisher and online retailer relationships;

    - brand recognition;

    - system reliability and capacity;

    - price;

    - customer service;

    - speed, accessibility and ease of use;

    - speed to market;

    - scaleability;

    - convenience; and

    - speed of fulfillment.

    The online retailers and the other companies listed above may compete directly with us by adopting a similar business model. Moreover, while some of these companies are also clients or potential clients of ours, they may compete with our electronic commerce outsourcing solution if they develop electronic commerce systems or acquire such systems from other software and shareware vendors or service providers.

    Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than do we. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with online competitors as the use of the Internet and other online services increases. In addition, new technologies and the expansion of existing technologies, such as price comparison programs that select specific titles from a variety of Web sites, may direct end-users to online retailers that compete with us, which would increase competitive pressures on us. Increased competition may result in reduced operating margins, as well as a loss of market share. Further, in response to changes in the competitive environment, we may from time to time make pricing, service or marketing decisions or acquisitions that could harm our business. We may not be able to compete successfully against current and future competitors, and any inability to do so could harm our business.

WE MUST KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE IN ORDER TO SUCCEED

    To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of the CNS and the underlying network infrastructure. The Internet and the electronic commerce industry are characterized by rapid technological change, changes in user requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our technology and systems obsolete. Our success will depend, in part, on our ability to both license and internally develop leading technologies to enhance our existing services, develop new products, services and technologies that address the increasingly sophisticated and varied needs of our clients, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of the CNS technology and other proprietary technology involves significant technical and business risks. We may fail to use new technologies effectively or adapt our proprietary technology and systems to customer requirements or emerging industry standards. If we are unable to adapt to changing market conditions, client requirements or emerging industry standards, our business could be harmed.

WE MUST EFFECTIVELY MANAGE OUR RAPID GROWTH IN ORDER TO SUCCEED

    We have rapidly and significantly expanded our operations and anticipate that further significant expansion will be required to address potential growth in our client base and market opportunities. From January 1, 1998 to June 30, 1999, we increased our number of employees from 45 to 224. This expansion is placing a significant strain on our managerial, operational and financial resources. Most of our existing senior management personnel joined us within the last 24 months, including our President, who joined us in July 1998, our Chief Financial Officer, who joined us in April 1998, and our Vice President of Sales, who joined us in February 1999. Joel A. Ronning, our Chief Executive Officer, also serves as the Chairman of the Board of Tech Squared Inc., one of our principal stockholders. Our new employees include a number of key managerial, technical and operations personnel who we have not yet fully integrated. We recently acquired three shareware businesses that required us to integrate into our systems two new offices and a number of new employees. We expect to add additional key personnel in the near future, including direct sales and marketing personnel. To manage the expected growth of our operations and personnel, we will be required to:

    - improve existing and implement new operational, financial and management controls, reporting systems and procedures;

    - install new management information systems; and

    - train, motivate and manage our employees.

    We may not be able to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. In addition, we may not be able to hire, train, retain, motivate and manage required personnel or to successfully identify, manage and exploit existing and potential market opportunities. If we are unable to manage growth effectively, our business will be harmed.

OUR CHIEF EXECUTIVE OFFICER IS CRITICAL TO OUR BUSINESS AND HE MAY NOT REMAIN WITH US IN THE FUTURE

    Our future success significantly depends on the continued services and performance of our senior management, particularly Joel A. Ronning, our Chief Executive Officer. Our performance also depends on our ability to retain and motivate our other executive officers and key employees. The loss of the services of any of our executive officers or other key employees could harm our business. We have long-term employment agreements only with Mr. Ronning and Perry W. Steiner, our President. See "Management--Employee Agreements." We only maintain a "key person" life insurance policy on Mr. Ronning. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, operations, merchandising, sales and marketing and customer service personnel. Competition for such personnel is intense, and we may be unable to successfully attract, assimilate or retain sufficiently qualified personnel. The failure to retain and attract the necessary personnel could harm our business.

PROTECTING OUR INTELLECTUAL PROPERTY IS CRITICAL TO OUR SUCCESS

    Trademarks, patents, copyrights, trade secrets and other intellectual property are critical to our success, and we rely on trademark, trade secret protection and confidentiality and/or license agreements with our employees, clients, partners and others to protect our proprietary rights. We seek to protect our proprietary position by, among other methods, filing United States and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. Proprietary rights relating to our technologies will be protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or copyrights or are effectively maintained as trade secrets. In addition, the laws of some foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. The patent position of high technology companies involves complex legal and factual questions and, therefore, we cannot predict their validity and enforceability with certainty. Even if issued, our patent applications may be challenged, invalidated, held unenforceable or circumvented. Further, rights granted under future patents may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Others may independently develop similar technologies or duplicate technologies developed by us.

    We have one registered trademark for "Digital River." Effective trademark and trade secret protection may not be available in every country in which our products and services are made available online. The steps we have taken to protect our proprietary rights may not be adequate, and third parties may infringe or misappropriate our trade secrets, trademarks, trade dress and similar proprietary rights. In addition, others may independently develop substantially equivalent intellectual property. Any significant failure to protect our intellectual property in a meaningful manner could harm our business. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management and technical resources, which could harm our business.

CLAIMS OF INFRINGEMENT OF OTHER PARTIES' INTELLECTUAL PROPERTY RIGHTS COULD REQUIRE US TO EXPEND SIGNIFICANT RESOURCES

    From time to time we may receive notice of claims of infringement of other parties' proprietary rights. Any future assertions or prosecutions of claims like these could require us to expend significant financial and managerial resources. Defending any claim, whether valid or not, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require us to develop non-infringing technology or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all. If a third party succeeds in any infringement action against us and we fail or are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business could be harmed.

CLAIMS AGAINST US RELATED TO THE SOFTWARE PRODUCTS THAT WE DELIVER ELECTRONICALLY COULD ALSO REQUIRE US TO EXPEND SIGNIFICANT RESOURCES

    Claims may be made against us for negligence, copyright or trademark infringement or other theories based on the nature and content of software products that are delivered electronically and subsequently distributed to others. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could harm our business.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO ACHIEVE OUR BUSINESS OBJECTIVES

    We require substantial working capital to fund our business. We have had significant operating losses and negative cash flow from operations since inception and expect to continue to do so for the foreseeable future. We believe that our existing capital resources will be sufficient to meet our capital requirements for at least the next eighteen months. However, our capital requirements depend on several factors, including the rate of market acceptance of our products, the ability to expand our client base, the growth of sales and marketing and other factors. If capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or these equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. Additional financing may not be available when needed on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we maybe unable to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures, which could harm our business.

CHANGES IN GOVERNMENT REGULATION COULD LIMIT OUR INTERNET ACTIVITIES OR RESULT IN ADDITIONAL COSTS OF DOING BUSINESS OVER THE INTERNET

    We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, export control laws and laws or regulations directly applicable to electronic commerce. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as:

    - user privacy;

    - pricing;

    - content;

    - copyrights;

    - distribution; and

    - characteristics and quality of products and services.

    Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise harm our business.

    The applicability of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, export or import matters, obscenity and personal privacy to the Internet is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes to the laws intended to address these issues, including some recently proposed changes, could create uncertainty in the Internet marketplace. Uncertainty could reduce demand for our services or increase the cost of doing business due to increased costs of litigation or increased service delivery costs.

    In addition, as our services are available over the Internet in multiple states and foreign countries, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each state or foreign country. We are qualified to do business only in Connecticut, Minnesota and

Washington. Failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties and could result in our inability to enforce contracts in these jurisdictions. New legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other electronic services could harm our business.

WE MAY NOT SUCCEED IN DEVELOPING A SUCCESSFUL INTERNATIONAL PRESENCE

    Although we sell software products and services to end-users outside the United States, we might not succeed in expanding our international presence. Conducting business outside of the United States is subject to certain risks, including:

    - changes in regulatory requirements and tariffs;

    - reduced protection of intellectual property rights;

    - difficulties in distribution;

    - the burden of complying with a variety of foreign laws; and

    - political or economic constraints on international trade or instability.

    In addition, some software exports from the United States are subject to export restrictions as a result of the encryption technology in the software and we may become liable to the extent we violate these restrictions. We might not successfully market, sell and distribute our products and services in local markets and we cannot be certain that one or more of these factors will not harm our future international operations, and consequently, our business.

NEW OBLIGATIONS TO COLLECT OR PAY SALES TAX COULD HARM OUR BUSINESS

    We do not currently collect sales, use or other similar taxes with respect to ESD or shipments of software and shareware products into states other than Connecticut, Minnesota and Washington. However, one or more local, state or foreign jurisdictions may seek to impose sales or use tax collection obligations on out of state companies like ours that engage in electronic commerce. Any new operation in states outside Connecticut, Minnesota and Washington could subject shipments into those states to state sales or use taxes under current or future laws. In addition, any failure by a CommerceBridge client to collect obligatory sales or use taxes could cause the relevant jurisdiction to attempt imposing that obligation on us. A successful assertion by one or more states or any foreign country that we should collect sales, use or other taxes on the sale of merchandise through ESD or CommerceBridge or shipments of software could harm our business.

OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE DUE TO BROAD MARKET AND INDUSTRY FACTORS BEYOND OUR CONTROL

    The trading price of our common stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to factors such as:

    - actual or anticipated variations in quarterly operating results;

    - announcements of technological innovations;

    - new products or services that we or our competitors offer;

    - changes in financial estimates by securities analysts;

    - conditions or trends in the Internet and online commerce industries;

    - changes in the economic performance and/or market valuations of other Internet, online service industries;

    - changes in the economic performance and/or market valuations of other Internet, online service or retail companies;

    - our announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - sales of common stock; and

    - other events or factors, many of which are beyond our control.

    In addition, the stock market in general, and the Nasdaq National Market and the market for Internet-related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. The trading prices of many technology companies' stocks are at or near historical highs and these trading prices and multiples are substantially above historical levels. These trading prices and multiples may not be sustained. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would harm our business.

PROVISIONS OF OUR CHARTER DOCUMENTS, OTHER AGREEMENTS AND DELAWARE LAW MAY INHIBIT POTENTIAL ACQUISITION BIDS FOR US

    Certain provisions of our Amended and Restated Certificate of Incorporation, Bylaws, other agreements and Delaware law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our stockholders.

YEAR 2000 PROBLEMS WITH OUR INTERNAL SYSTEMS AND THIRD-PARTY SYSTEMS OF SUPPLIERS COULD CREATE SIGNIFICANT POTENTIAL LIABILITY FOR US AND REQUIRE US TO EXPEND SUBSTANTIAL MANAGEMENT AND FINANCIAL RESOURCES

    Like many other companies, Year 2000 computer issues create risks for us. If our internal management information systems and external electronic commerce information systems do not correctly recognize the process date information beyond the year 1999, there could be an adverse impact on our operations. To address potential Year 2000 issues with our internal and external systems, we have evaluated these systems. We believe we have completed all activities to remediate year 2000 issues, although we will continue testing throughout the year. These activities are intended to encompass all of our major systems, including electronic commerce, sales processing, sales and financial systems. The costs incurred to date related to these programs have been less than $25,000. The total cost does not include potential costs related to any customer or other claims or the cost of internal software and hardware replaced in the normal course of business. The total cost is subject to change should events arise that indicate a Year 2000 issue.

    We are also working with key suppliers of products and services to determine that their operations and products are Year 2000 compliant or to monitor their progress toward Year 2000 Compliance, as appropriate. The failure of a major supplier to become Year 2000 Compliant on a timely basis, or a conversion that is incompatible with our systems could harm our business. In addition, our business may be harmed if our end-users are unable to use their credit cards due to the Year 2000 issues that are not rectified by their credit card vendors.

    In addition, we have begun internal discussions concerning contingency planning to address potential problem areas with internal systems and with suppliers and other third parties. We expect assessment, remediation and contingency planning activities to be on-going throughout calendar year 1999 with the goal of appropriately resolving all material internal and external systems and third party issues.

    We deem "Year 2000 Compliant" to mean software that can individually, and in combination and conjunction with all other systems, products or processes with which they are required or designed to interface, continue to be used normally and to operate successfully (both in functionality and performance in all material respects) over the transition into the twenty first century when used in accordance with the documentation relating to such software, including being able to, before, on and after January 1, 2000 substantially conform to the following:

    - use logic pertaining to dates which allow users to identify and/or use the century portion of any date fields without special processing;

    - respond to all date elements and date input to resolve any ambiguity as to century in a disclosed, defined and pre-determined manner; and

    - provide date information in ways which are unambiguous as to century.

    This may be achieved by permitting or requiring the century to be specified or where the data element is represented without a century, the correct century is unambiguous for all manipulations involving that element. Based on currently available information, we do not believe that the Year 2000 matters discussed above related to internal systems or products sold to customers will have a material adverse impact on our financial condition or overall trends in results of operations; however, it is still uncertain to what extent we may be affected by these matters. In addition, customers may delay purchase decisions because of uncertainty about Year 2000 issues. The failure to ensure Year 2000 Compliance by a supplier or another third party could harm our business.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock. We intend to retain any future earnings to support operations and to finance the growth and development of our business and we do not anticipate paying cash dividends for the foreseeable future.

                       WHERE YOU CAN GET MORE INFORMATION

    We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C., as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, D.C. 20006.

    The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

    - Annual Report on Form 10-K for the year ended December 31, 1998;

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed May 14, 1999;

    - Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed August 11, 1999; and

    - Current Report on Form 8-K filed April 16, 1999;

    - Current Report on Form 8-K filed July 16, 1999; and

    - The description of the common stock contained in our Registration Statement on Form 8-A, as filed on July 20, 1998 with the SEC.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

               Digital River, Inc.
               9625 W. 76th Street, Suite 150
               Eden Prairie, MN 55344
               (612) 253-1234

    This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the Registration Statement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                              SELLING STOCKHOLDERS

    In different stock and asset acquisition transactions that we consummated in the first six months of 1999, we issued to some of the selling stockholders common stock and agreed to register a number of shares of the common stock for resale. We also agreed to use our commercially reasonable efforts to keep the Registration Statement effective for 90 days. Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

    The following table sets forth certain information regarding the beneficial ownership of the common stock, as of September 30, 1999, by each of the selling stockholders.

    The information provided in the table below with respect to each selling stockholder has been obtained from that selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

    Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Applicable percentages are based on 21,594,690 shares outstanding on September 30, 1999, adjusted as required by rules promulgated by the SEC.

                  SHARES BENEFICIALLY OWNED PRIOR TO OFFERING

SELLING STOCKHOLDER                                          NUMBER    PERCENT    SHARES BEING OFFERED
-------------------                                         --------   --------   --------------------
Public Software Library Ltd...............................  137,566     *                137,566
Cyrus Maaghul.............................................   98,203     *                 79,928
Charles G. Rose, IV.......................................   78,153     *                 78,153
Benjamin F. Reser.........................................   61,479     *                 61,479
Meiman Kentjana...........................................   54,877     *                 25,057
CNET......................................................    7,672     *                  7,672
Ted West..................................................    3,887     *                  3,887
Ryan Dewell...............................................    1,125     *                  1,125
Jessica Schnepp...........................................    1,125     *                  1,125

------------------------

* Represents beneficial ownership of less than 1% of the outstanding shares of common stock

                              PLAN OF DISTRIBUTION

    The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. As used in this prospectus, "selling stockholders" includes donees, pledgees, transferees and other successors in interest selling shares received from a selling stockholder after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale transfer. Upon Digital River being notified by a selling stockholder that a donee, pledgee, transferee or other successor in interest intends to sell more than 500 shares, a supplement to this prospectus will be filed. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

    - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market,

    - in the over-the-counter market,

    - in private transactions,

    - through options,

    - by pledge to secure debts and other obligations, or

    - a combination of any of the above transactions.

    If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

    The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

    Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may not sell all of the shares they hold or may acquire upon exercise of the warrants. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

    To comply with the securities laws of certain jurisdictions the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

    Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

    All expenses of this registration, estimated at approximately $30,000, will be paid by us. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws.

                                 LEGAL MATTERS

    For the purpose of this offering, Cooley Godward LLP, San Francisco, California, is giving an opinion as to the validity of the common stock offered by this prospectus. As of the date of this prospectus, a member of Cooley Godward LLP beneficially owns 500 shares of the Company's common stock.

                                    EXPERTS

    The financial statements as of December 31, 1998 and 1997 and for each of the three years ended December 31, 1998 incorporated by reference in this prospectus and elsewhere in the registration statement 1998 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    We have not authorized any dealer, sales person or other person to give any information or to make any representations other than those contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current
as of             , 1999. You should not assume that this prospectus is accurate as of any other date.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
Prospectus Summary....................      2

Risk Factors..........................      4

Use of Proceeds.......................     15

Dividend Policy.......................     15

Where You Can Find More Information...     15

Selling Stockholders..................     17

Plan of Distribution..................     18

Legal Matters.........................     19

Experts...............................     19

                                 395,992 SHARES

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                              DIGITAL RIVER, INC.

                                           , 1999

-------------------------------------------
-------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, all of which will be paid by the registrant, in connection with the distribution of the common stock being registered. All amounts are estimated, except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Filing Fee:


SEC Registration Fee........................................  $ 2,281
Accounting Fees.............................................  $ 5,000
Legal Fees and Expenses.....................................  $10,000
Miscellaneous...............................................  $ 2,719
Printing and Engraving......................................  $10,000
                                                              -------
Total.......................................................  $30,000
                                                              =======

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    As permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Registrant may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law, (iii) to the fullest extent permitted by the Delaware General Corporation Law, the Registrant is required to advance all expenses incurred by its directors and executive officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the Bylaws are not exclusive, (v) the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and (vi) the Registrant may not retroactively amend the Bylaws provisions relating to indemnity.

    The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NUMBER                     DESCRIPTION OF DOCUMENT
--------------                     -----------------------
    5.1          Opinion of Cooley Godward LLP.

   23.1          Consent of Independent Public Accountants.

                 Consent of Cooley Godward LLP (reference is made to Exhibit
   23.2            5.1).

   24.1          Power of Attorney. Reference is made to the signature page.

ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on the 27th day of October, 1999.

                                                       DIGITAL RIVER, INC.

                                                       By:             /s/ JOEL A. RONNING
                                                            -----------------------------------------
                                                                         Joel A. Ronning
                                                               CHIEF EXECUTIVE OFFICER AND DIRECTOR

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joel A. Ronning and Robert E. Strawman, or either of them, each with the power of substitution, his or her attorney-in-fact, to sign any amendments to this Registration Statement (including post-effective amendments), with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
                 /s/ JOEL A. RONNING                   Chief Executive Officer and
     -------------------------------------------         Director (Principal         October 27, 1999
                   Joel A. Ronning                       Executive Officer)

                                                       Chief Financial Officer and
               /s/ ROBERT E. STRAWMAN                    Treasurer (Principal
     -------------------------------------------         Financial and Accounting    October 27, 1999
                 Robert E. Strawman                      Officer)

                /s/ PERRY W. STEINER
     -------------------------------------------       President and Director        October 27, 1999
                  Perry W. Steiner

     -------------------------------------------       Director
                   William Lansing

                /s/ THOMAS F. MADISON
     -------------------------------------------       Director                      October 27, 1999
                  Thomas F. Madison

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
     -------------------------------------------       Director
               Christopher J. Sharples

                 /s/ J. PAUL THORIN
     -------------------------------------------       Director                      October 27, 1999
                   J. Paul Thorin

     -------------------------------------------       Director
                  Timothy C. Choate

                                 EXHIBIT INDEX

EXHIBIT NUMBER                            DESCRIPTION OF DOCUMENT
--------------                            -----------------------

    5.1                 Opinion of Cooley Godward LLP.

   23.1                 Consent of Independent Public Accountants.

                        Consent of Cooley Godward LLP (reference is made to Exhibit
   23.2                   5.1).

   24.1                 Power of Attorney. Reference is made to the signature page.